Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	July 21, 2006
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES PROFITABLE OPERATIONS IN 2nd
QUARTER 2006 VERSUS PRIOR YEAR LOSS
Highlights
•	Net income for the 2nd quarter of 2006 was $6,000, up $276,000 from the prior year quarter’s net loss of ($270,000).

•	Total assets grew $22.4 million in the 2nd quarter and $46.0 million during the first six months of 2006 to $219.0 million.

•	Commercial, commercial real estate and multi-family loans grew $17.4 million in the 2nd quarter and $35.2 million during the first six months of 2006 as a result of record levels of originations.

•	Net interest margin increased to 3.53% in the first six months of 2006 from 3.35% in the prior year period despite the flattening of the yield curve.

•	Noninterest expenses decreased 7% in the 2nd quarter of 2006 compared to the 2nd quarter of 2005.
Fairlawn, Ohio — July 21, 2006 — Central Federal Corporation (Nasdaq: CFBK) announced profitable operations for the first time since implementing its strategic plan in 2003 based on commercial, commercial real estate and multi-family loan growth through restructured operations and processes focused on customers.
The Company’s performance in the 2nd quarter of 2006 improved dramatically from the prior year period. Net income for the 2nd quarter of 2006 of $6,000 or $.00 per diluted share compared to a net loss for the 2nd quarter of 2005 of ($270,000) or ($.12) per diluted share.
Gross interest income increased 59% from $2.1 million to $3.3 million and interest expense increased 90% from $856,000 to $1.6 million during the 2nd quarter of 2006. The result was a 38% increase in net interest income from $1.2 million during the 2nd quarter of 2005 to $1.7 million during the 2nd quarter of 2006. “The benefit from top line revenue growth was not carried to the net interest income due to the flattening of the yield curve,” stated Chairman, President and CEO Mark Allio. “With our strong loan growth we needed to access the deposit and funding markets at a time when the Federal Reserve increased short term interest rates 25 basis points (bp) twice during the 2nd quarter of 2006 and 8 times during the twelve month period ended June 30, 2006, for a total of 200bp. The good news is we improved our margin compared to the prior year during this challenging period.”
During the 2nd quarter of 2006, total assets increased $22.4 million or 11.4% compared to March 31, 2006, including $17.4 million or 19.4% growth in commercial, commercial real estate and multi- family loans, the focus of the Company’s growth plan. The Company was able to significantly increase revenues without an increase in noninterest expense, which in fact declined 7% from $1.7 million in the 2nd quarter of 2005 to $1.6 million in the current year quarter.
The Company’s performance in the first half of 2006 improved 61% from the first half of 2005. Net interest income increased 35% from $2.4 million during the first half of 2005 to $3.2 million during the first half of 2006 while noninterest expense levels were down 1%. The Company completed its issuance of 2.3 million shares of common stock in January 2006 and the $14.6 million in net proceeds provided additional capital to execute the growth component of the business plan.
Allio remarked, “We are very pleased with the Company’s achievement of profitability during the current quarter which resulted from our focus on balance sheet growth and execution of our business plan. Commercial, commercial real estate and multi-family loan growth opportunities remain strong in our Fairlawn and Columbus markets. Our client-centric method of operation, clients’ direct access to decision makers, efficient use of technology, solution-driven lending and quick execution give us a competitive advantage, which resulted in the phenomenal growth so far during 2006. We work with our business clients’ team of accountants, attorneys and advisors to provide a solution that meets the clients’ needs. However, the most important aspect of our plan is having the right people in our organization to assist the clients and the communities we serve. We expect increased profitability as we continue to successfully execute our growth plan, while controlling our expenses.”
Net interest income
Growth positively impacted net interest income, as mentioned above, which totaled $1.7 million during the 2nd quarter of 2006, and increased $475,000 or 38.2% compared to $1.2 million in the 2nd quarter of 2005. For the year to date period, net interest income increased $835,000, or 34.6% to $3.2 million in the first half of 2006 from $2.4 million in the same period last year. Despite rising short term interest rates and the resultant increase in funding costs, net interest margin increased to 3.53% during the first half of 2006 compared to 3.35% in the prior year period. This was largely due to employment of the additional capital raised in our public offering and increasing yields on adjustable rate assets tied to prime, primarily commercial loans and home equity lines of credit. Net interest margin declined from the 1st to 2nd quarter of 2006 as higher market interest rates negatively impacted the cost of funding loan growth. Management of the net interest margin in the current flat yield curve environment will be a challenge.
Noninterest income
Noninterest income totaled $217,000 in the 2nd quarter of 2006, comparable to $213,000 in the prior year quarter. Noninterest income during the six months ended June 30, 2006 totaled $397,000 and was $115,000 lower than $512,000 in the prior year period due to lower gain on sale of loans during the current six month period. CFBank continues to rebuild its overall mortgage channel to include internet mortgage origination capabilities, allowing mortgage loan production on a nationwide basis. Mortgage loan originations increased $10.9 million in the 2nd quarter of 2006 and totaled $18.7 million compared to $7.8 million in the 1st quarter of 2006. Net gain on sales of loans totaled $95,000 in the 2nd quarter of 2006 and was comparable to the prior year quarter. Net gain on sales of loans totaled $127,000 during the first half of 2006 and were $180,000 lower than the prior year period because first quarter loan sales were negatively impacted by changes in staffing and processes in the mortgage division associated with rebuilding the mortgage channel.
Provision for loan losses
The Company continued to provide appropriate reserves for loan losses in response to growth in commercial, commercial real estate and multi-family loans. The provision for loan losses totaled $292,000 in the quarter ended June 30, 2006 compared to $134,000 in the prior year quarter. For the six months ended June 30, 2006, the provision totaled $582,000 compared to $352,000 in the prior year period. Current year amounts are higher than the prior year periods due to increased commercial, commercial real estate and multi-family loan growth in the current year periods. Because of the up-front provision recorded when loans are originated, periods of rapid loan growth will tend to show lower profitability levels than other periods. However, management believes that prudent continued expansion of the loan portfolio will enhance the Company’s long-term profitability.
Consistent with all prior periods since the Company began its expansion into business lending, there were no nonperforming commercial loans at June 30, 2006. The ratio of the allowance for loan losses to total loans was 1.17% at June 30, 2006 and 1.19% at December 31, 2005. Nonperforming loans totaled $335,000, or 0.2% of total loans at June 30, 2006 and declined $465,000 from $800,000, or 0.6% of total loans at December 31, 2005. Net charge-offs totaled $89,000 for the six months ended June 30, 2006 compared to $88,000 during the prior year period, representing annualized net charge-offs to average loans of 0.12% in the 2006 period and 0.15% in the 2005 period. “We believe the allowance for loan losses is appropriate for the level of credit risk in our portfolio and the stage of our evolution,” added Allio.
Noninterest expense
Noninterest expense totaled $1.6 million in the 2nd quarter of 2006 and decreased $118,000 or 6.8% from $1.7 million in the prior year quarter due to a decline in professional fees and amortization of intangibles. Noninterest expense totaled $3.4 million during the six months ended June 30, 2006 and June 30, 2005. No increase in noninterest expense was necessary to support the 53.2% annualized balance sheet growth achieved the first half of 2006.
For the quarter ended June 30, 2006, noninterest expense improved to 3.03% of average assets from 4.33% for the prior year quarter. For the first six months of 2006, noninterest expense to average assets improved to 3.38% from 4.27% during the prior year period. The improvement in this ratio was the result of growth in the balance sheet, coupled with control of noninterest expenses.
For the quarter ended June 30, 2006, the efficiency ratio improved to 83.6% from 119.5% during the prior year quarter. For the first six months of 2006, the efficiency ratio improved to 92.9% from 117.7% during the prior year period. Improvement in efficiency resulted from increased net interest income and noninterest income and no increase in noninterest expense. Management anticipates a continued reduction in the efficiency ratio as the Company continues with its growth strategy.
Balance Sheet Activity
Assets totaled $219.0 million at June 30, 2006, an increase of $46.0 million or 26.6% from $173.0 million at December 31, 2005 due to growth in the loan portfolio, which was funded with proceeds from the stock offering, deposit growth and Federal Home Loan Bank (FHLB) advances.
Loans totaled $168.0 million at June 30, 2006, an increase of $44.0 million or 35.5% compared to $124.0 million at December 31, 2005. The increase was driven by growth in commercial, commercial real estate and multi-family loans which totaled $107.6 million at June 30, 2006, an increase of $35.2 million or 48.6% compared to $72.5 million at December 31, 2005. Consumer loans totaled $35.8 million at June 30, 2006 and increased $6.2 million or 21.1% compared to $29.6 million at December 31, 2005 due to the purchase of home equity lines of credit. Mortgage loans totaled $26.7 million at June 30, 2006 and increased $3.1 million or 13.1% compared to $23.6 million at December 31, 2005.

Deposits totaled $146.7 million at June 30, 2006, an increase of $19.1 million or 15.0% compared to $127.6 million at December 31, 2005. The increase in deposits was due to growth of $16.2 million in certificate of deposit accounts, $3.5 million in money market accounts and $2.7 million in noninterest bearing deposits offset by a decline of $1.7 million in interest bearing checking accounts and $1.6 million in traditional savings account balances. Growth in certificate of deposit accounts included $5.4 million in brokered deposits. Growth in noninterest bearing deposits reflected increased commercial customer relationships.
FHLB advances totaled $36.4 million at June 30, 2006, an increase of $13.4 million or 58.5% compared to $23.0 million at December 31, 2005. These borrowings were used to fund loan growth.
Shareholders’ equity totaled $29.4 million at June 30, 2006, an increase of $13.3 million or 82.6% compared to $16.1 million at December 31, 2005 as a result of proceeds from the stock offering discussed above less dividends and the net loss for the six month period ended June 30, 2006.
Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains certain non-GAAP financial measures. Specifically, we have provided financial measures which are based on core performance rather than net income (loss). Ratios and other financial measures with the word “core” in their title were computed using core earnings (loss) rather than net income (loss). Core performance excludes expense, gains and losses that are unusual, not reflective of ongoing operations or not expected to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, trends and financial condition. Core performance should not be considered a substitute for GAAP basis measures and results. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. A reconciliation of GAAP results to the non-GAAP measures of core performance is shown in the consolidated financial highlights.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and a residential mortgage loan origination office in Akron, Ohio. Additional information about mortgage loans, home equity loans, commercial loans and other services is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Consolidated Statements of Operations	Three months ended			Six months ended
($ in thousands, except share data)	June 30,			June 30,
(unaudited)	2006	2005	% change	2006	2005	% change

Total interest income	$3,345	$2,098	59%	$6,114	$4,036	51%
Total interest expense	1,628	856	90%	2,868	1,625	76%

Net interest income	1,717	1,242	38%	3,246	2,411	35%

Provision for loan losses	292	134	118%	582	352	65%

Net interest income after provision for loan losses	1,425	1,108	29%	2,664	2,059	29%

Noninterest income
Service charges on deposit accounts	54	55	-2%	105	96	9%
Net gain on sales of loans	95	96	-1%	127	307	-59%
Net loss on sale of securities	(5)	—	n/m	(5)	—	n/m
Other	73	62	18%	170	109	56%

Noninterest income	217	213	2%	397	512	-22%

Noninterest expense
Salaries and employee benefits	906	877	3%	1,835	1,784	3%
Occupancy and equipment	115	120	-4%	229	233	-2%
Data processing	116	119	-3%	234	243	-4%
Franchise taxes	45	57	-21%	92	109	-16%
Professional fees	75	135	-44%	241	231	4%
Director fees	39	42	-7%	81	81	0%
Postage, printing and supplies	45	35	29%	95	97	-2%
Advertising and promotion	29	55	-47%	49	98	-50%
Telephone	27	30	-10%	53	66	-20%
Loan expenses	16	10	60%	61	19	221%
Foreclosed assets, net	(7)	3	-333%	3	7	-57%
Depreciation	119	107	11%	224	212	6%
Amortization of intangibles	—	31	-100%	—	62	-100%
Other	95	117	-19%	192	198	-3%

Noninterest expense	1,620	1,738	-7%	3,389	3,440	-1%

Income (loss) before income taxes	22	(417)	-105%	(328)	(869)	-62%
Income tax expense (benefit)	16	(147)	-111%	(110)	(310)	-65%

Net income (loss)	$6	$(270)	-102%	$(218)	$(559)	-61%

Share Data:
Basic loss per share	$0.00	$(0.12)	-101%	$(0.05)	$(0.25)	-80%
Diluted loss per share	$0.00	$(0.12)	-101%	$(0.05)	$(0.25)	-80%
Cash dividends per share	$0.09	$0.09	0%	$0.18	$0.18	0%
Average shares outstanding — basic	4,524,051	2,202,538	105%	4,374,493	2,196,163	99%
Average shares outstanding — diluted	4,524,051	2,202,538	105%	4,374,493	2,196,163	99%

n/m — not meaningful

Consolidated Statements of Financial Condition	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2006	2006	2005	2005	2005
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$4,734	$2,043	$2,972	$2,335	$1,429
Securities available for sale	30,102	35,192	30,872	33,321	35,271
Loans held for sale	—	177	178	178	—
Loans
Mortgages	26,661	24,486	23,565	23,291	21,789
Commercial, commercial real estate and multi-family	107,556	90,108	72,381	64,706	69,810
Consumer	35,811	30,490	29,575	20,227	18,243

Total loans	170,028	145,084	125,521	108,224	109,842
Less allowance for loan losses	(1,988)	(1,730)	(1,495)	(1,225)	(1,242)

Loans, net	168,040	143,354	124,026	106,999	108,600
Federal Home Loan Bank stock	2,732	2,656	2,656	3,914	3,866
Loan servicing rights	238	234	250	286	302
Foreclosed assets, net	75	60	—	33	112
Premises and equipment, net	2,875	2,984	2,934	2,839	2,705
Goodwill	—	—	—	—	1,749
Other intangible assets	—	—	—	—	237
Bank owned life insurance	3,594	3,563	3,531	3,504	3,469
Loan sales proceeds receivable	2,150	2,011	2,241	1,057	3,526
Deferred tax asset	2,232	2,133	1,978	1,952	1,689
Accrued interest receivable and other assets	2,248	2,255	1,383	1,435	2,137

	$219,020	$196,662	$173,021	$157,853	$165,092

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$10,245	$9,056	$7,509	$5,925	$7,222
Interest bearing	136,423	127,368	120,079	114,820	111,151

Total deposits	146,668	136,424	127,588	120,745	118,373
Federal Home Loan Bank advances	36,449	23,795	22,995	13,945	21,045
Advances by borrowers for taxes and insurance	112	63	113	69	236
Accrued interest payable and other liabilities	1,280	1,282	1,089	757	855
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	189,664	166,719	156,940	140,671	145,664

Shareholders’ equity	29,356	29,943	16,081	17,182	19,428

	$219,020	$196,662	$173,021	$157,853	$165,092

Consolidated Financial Highlights	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
(unaudited)	2006	2006	2005	2005	2005	2006	2005

Earnings (GAAP)
Net interest income	$1,717	$1,529	$1,330	$1,227	$1,242	$3,246	$2,411
Provision for loan losses	$292	$290	$272	$50	$134	$582	$352
Noninterest income	$217	$180	$193	$161	$213	$397	$512
Noninterest expense	$1,620	$1,769	$1,744	$3,643	$1,738	$3,389	$3,440
Net income (loss)	$6	$(224)	$(663)	$(2,068)	$(270)	$(218)	$(559)
Basic earnings (loss) per share	$0.00	$(0.05)	$(0.30)	$(0.94)	$(0.12)	$(0.05)	$(0.25)
Diluted earnings (loss) per share	$0.00	$(0.05)	$(0.30)	$(0.94)	$(0.12)	$(0.05)	$(0.25)

Performance Ratios (annualized) (GAAP)
Return on average assets	0.01%	(0.48%)	(1.56%)	(5.24%)	(0.67%)	(0.22%)	(0.69%)
Return on average equity	0.08%	(2.94%)	(15.95%)	(44.50%)	(5.57%)	(1.45%)	(5.72%)
Average yield on interest-earning assets	6.82%	6.44%	6.35%	6.15%	5.82%	6.64%	5.60%
Average rate paid on interest-bearing liabilities	3.78%	3.41%	3.16%	2.90%	2.57%	3.61%	2.45%
Average interest rate spread	3.04%	3.03%	3.19%	3.25%	3.25%	3.03%	3.15%
Net interest margin, fully taxable equivalent	3.50%	3.56%	3.39%	3.45%	3.44%	3.53%	3.35%
Efficiency ratio	83.55%	103.51%	114.51%	262.46%	119.45%	92.90%	117.69%
Noninterest expense to average assets	3.03%	3.80%	4.09%	9.23%	4.33%	3.38%	4.27%

Reconciliation of Net Income (Loss) to Core Earnings (Loss)
GAAP net income (loss)	$6	$(224)	$(663)	$(2,068)	$(270)	$(218)	$(559)
Impairment loss on goodwill and intangibles	$—	$—	$—	$1,893	$—	$—	$—

Core earnings (loss)	$6	$(224)	$(663)	$(175)	$(270)	$(218)	$(559)
Basic core earnings (loss) per share	$0.00	$(0.05)	$(0.30)	$(0.08)	$(0.12)	$(0.05)	$(0.25)
Diluted core earnings (loss) per share	$0.00	$(0.05)	$(0.30)	$(0.08)	$(0.12)	$(0.05)	$(0.25)

Core Performance Ratios (annualized)
Core return on average assets	0.01%	(0.48%)	(1.56%)	(0.44%)	(0.67%)	(0.22%)	(0.69%)
Core return on average equity	0.08%	(2.94%)	(15.95%)	(3.64%)	(5.57%)	(1.45%)	(5.72%)
Core efficiency ratio	83.55%	103.51%	114.51%	120.82%	119.45%	92.90%	117.69%
Core noninterest expense to average assets	3.03%	3.80%	4.09%	4.23%	4.33%	3.38%	4.27%

Consolidated Financial Highlights (continued)	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	30-Jun	March 31,	December 31,	September 30,	June 30,	June 30,
(unaudited)	2006	2006	2005	2005	2005	2006	2005

Capital
Equity to total assets at end of period	13.40%	15.23%	9.29%	10.88%	11.77%	13.40%	11.77%
Tangible equity to tangible assets	13.40%	15.23%	9.29%	10.88%	10.57%	13.40%	10.57%
Book value per share	$6.46	$6.59	$7.17	$7.66	$8.66	$6.46	$8.66
Tangible book value per share	$6.46	$6.59	$7.17	$7.66	$7.77	$6.46	$7.77
Period-end market value per share	$8.05	$7.32	$7.66	$8.50	$9.54	$8.05	$9.54
Dividends declared per common share	$0.09	$0.09	$0.09	$0.09	$0.09	$0.18	$0.18
Period-end common shares outstanding	4,543,662	4,543,662	2,243,662	2,243,662	2,243,662	4,543,662	2,243,662
Average basic shares outstanding	4,524,051	4,223,273	2,213,853	2,208,071	2,202,538	4,374,493	2,196,163
Average diluted shares outstanding	4,524,051	4,223,273	2,213,853	2,208,071	2,202,538	4,374,493	2,196,163

Asset Quality
Nonperforming loans	$335	$745	$800	$606	$603	$335	$603
Nonperforming loans to total loans	0.20%	0.51%	0.64%	0.56%	0.55%	0.20%	0.55%
Nonperforming assets to total assets	0.19%	0.41%	0.46%	0.40%	0.43%	0.19%	0.43%
Allowance for loan losses to total loans	1.17%	1.19%	1.19%	1.13%	1.13%	1.17%	1.13%
Allowance for loan losses to nonperforming loans	593.43%	232.21%	186.88%	202.15%	205.97%	593.43%	205.97%
Net charge-offs	34	55	3	67	1	89	88
Annualized net charge-offs to average loans	0.08%	0.16%	0.01%	0.25%	0.00%	0.12%	0.15%

Average Balances
Loans	$160,840	$134,813	$120,445	$105,520	$117,292	$147,827	$115,183
Assets	$214,021	$186,288	$170,427	$157,874	$160,453	$200,502	$160,954
Shareholders’ equity	$29,637	$30,441	$16,631	$18,588	$19,387	$30,039	$19,536